Exhibit 99.1

Rockwell Medical, Inc. Appoints Mark Strobeck, Ph.D., as President and Chief Executive Officer

WIXOM, Mich., June 22, 2022 -- Rockwell Medical, Inc. (Nasdaq: RMTI), a biopharmaceutical company dedicated to transforming the treatment of iron deficiency and anemia management, today announced that the Board of Directors has appointed Mark Strobeck, Ph.D., as President and Chief Executive Officer, effective July 1, 2022. Dr. Strobeck will also join the Company’s Board of Directors. Russell Ellison, M.D., M.Sc., will be stepping down as President and Chief Executive Officer and as a member of the Company’s Board of Directors effective June 30, 2022.

“We are excited to have Mark join Rockwell as our new President and Chief Executive Officer” said Robert S. Radie, Chairman of the Board of Directors of Rockwell Medical. “Mark’s scientific, operational, and business experience along with his successful track record align well with Rockwell’s goal to develop and commercialize transformative treatments for iron deficiency in multiple disease states. On behalf of the Board of Directors, we thank Dr. Russell Ellison for his contributions to Rockwell over the last 2 years and wish him well in the future.”

“I am incredibly excited to join Rockwell and grateful for the support of Rockwell’s Board in entrusting me to lead the next phase of Rockwell’s development,” said Dr. Strobeck. “I am impressed with Rockwell’s proprietary drug technology and excited to drive forward its development toward the potential treatment of iron deficiency in the home infusion setting, and longer term in acute heart failure. Additionally, as one of the largest suppliers of life saving concentrates for dialysis patients in the U.S., Rockwell has a unique opportunity, working with distributors and customers, to grow and develop this critical business. The company has made significant progress and I look forward to working with Rockwell’s Board of Directors and the talented Rockwell team to build upon this momentum.”

Mark Strobeck, Ph.D. brings 20+ years of operating, business development, capital raising and investing experience in life sciences for both private and public biotechnology companies. Prior to joining Rockwell Medical, Mark was a Managing Partner at Aquilo Partners, a life science investment banking firm specializing in mergers and acquisitions and strategic partnering transactions. Mark was Chief Operating Officer at Zyla Lifesciences (acquired by Assertio Therapeutics), President and CEO of Corridor Pharmaceuticals (acquired by AstraZeneca), and Chief Business Officer of Topaz Pharmaceuticals (acquired by Sanofi Pasteur). He also served as Chief Business Officer of Trevena, Inc. and Vice President of Business Development at GlaxoSmithKline (GSK) where he was responsible for numerous transactions including GSK’s +$1B agreement with Chemocentryx. Earlier in his career, he worked at two venture capital firms, SR One (GSK’s formally wholly owned venture capital firm) and EuclidSR Partners making investments in drug discovery and drug development companies.

Mark received a doctorate in biophysics and pharmacology from the University of Cincinnati and completed his post-doctoral fellowship at the University of Pennsylvania. He also received a BS from St. Lawrence University.

Notice of Issuance of Inducement Grants

Rockwell also announced the grant of an inducement award to Dr. Strobeck as an inducement material to Dr. Strobeck’s employment pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In connection with his commencement of employment, Dr. Strobeck was granted an inducement award consisting of a stock option to purchase up to 400,000 shares of Rockwell common stock, which vests 25% on the first four anniversaries of the grant date. The exercise price of the stock option will equal the closing price of the Company’s common stock on July 1, 2022, the date of the grant.

About Rockwell Medical

Rockwell Medical is a commercial-stage biopharmaceutical company developing and commercializing its next-generation parenteral iron technology platform, Ferric Pyrophosphate Citrate (FPC), which has the potential to lead transformative treatments for iron deficiency in multiple disease states, reduce healthcare costs and improve patients' lives. The Company has two FDA-approved therapies indicated for patients undergoing hemodialysis, which are the first two products developed from the FPC platform. Rockwell Medical is also advancing its FPC platform by developing FPC for the treatment of iron deficiency anemia in patients outside of dialysis, who are receiving intravenous medications in the home infusion setting. In addition, Rockwell Medical is one of two major suppliers of life-saving hemodialysis concentrate products to kidney dialysis clinics in the United States. For more information, visit www.RockwellMed.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident" or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. There can be no assurance that Rockwell Medical will be able to maintain timing for planned clinical trials and regulatory filings or achieve planned cost savings to operate its concentrates business profitability. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include, but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2021, as such description may be amended or updated in any future reports we file with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

CONTACTS

Investors:

Argot Partners

212.600.1902

Rockwell@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com